SUBADVISORY AGREEMENT
AMONG

FSI LOW BETA ABSOLUTE RETURN FUND

FINANCIAL SOLUTIONS, INC.
AND
MERITAGE CAPITAL, LLC

AGREEMENT made as of February 26, 2013, by and among FSI Low Beta Absolute Return Fund, a statutory trust organized under the laws of the State of Delaware with its principal place of business at Three Canal Plaza, Suite 600, Portland, Maine 40101 (the “Fund”), Financial Solutions, Inc., an Oklahoma corporation, with its principal office and place of business at 320 South Boston Ave., Suite 1130, Tulsa, Oklahoma, 74103 (the “Adviser”) and Meritage Capital, LLC , a Delaware limited liability company, with its principal office and place of business at 114 West Seventh Street, Suite 1300, Austin, Texas, 78701 (the “Subadviser”).

WHEREAS, the Adviser and the Subadviser are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended, (the “1940 Act”), as a closed-end, management investment company and may issue units of beneficial interest, no par value;

WHEREAS, the Fund’s Board of Trustees (the “Board”) has engaged the Adviser to perform investment advisory services for the Fund under the terms of an investment advisory agreement, dated February 26, 2013, between the Adviser and the Fund (the “Advisory Agreement”); and

WHEREAS, the Adviser, acting pursuant to the Advisory Agreement, desires to retain the Subadviser, and the Board has approved the retention of the Subadviser, to perform investment advisory services to the Fund for that portion, if any, of the Fund’s assets that the Adviser allocates to the Subadviser from time to time on or after the date of this Agreement as set forth above (“Allocated Assets”) and the Subadviser is willing to provide such services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Fund, the Adviser, and the Subadviser hereby agree as follows:

SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS

(a)           The Fund and the Adviser hereby appoint Subadviser, subject to the direction and control of the Board and subject to the oversight of the Adviser, to manage the investment and reinvestment of Allocated Assets and to provide other services as specified herein.  The Subadviser accepts this appointment and agrees to render its services for the compensation set forth herein.  The Adviser and the Subadviser shall mutually agree, in writing, to the amount of notice required prior to any material reallocation of assets away from the Subadviser.

(b)           In connection therewith, the Adviser shall deliver to the Subadviser copies of (i) the Fund’s Agreement and Declaration of Trust and By-laws (collectively, as currently in effect and as amended from time to time, the “Organic Documents”), (ii) the Fund’s current Registration Statement filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the 1940 Act (collectively, as currently in effect and as amended from time to time, the “Registration Statement”), (iii) the Fund’s current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus”), (iv) any shareholder service plan or similar documents adopted by the Fund (collectively, as currently in effect and as amended from time to time); and (v) all policies and procedures adopted by the Fund (e.g., repurchase agreement procedures, Rule 17a-7 Procedures and Rule 17e-1 Procedures, collectively, as currently in effect and as amended from time to time, the “Procedures”).  The Adviser shall promptly furnish the Subadviser with all amendments of or supplements to the foregoing.

The Adviser shall also deliver to the Subadviser: (vi) a certified copy of the resolution of the Board, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) appointing the Adviser and Subadviser and approving the Advisory Agreement and this Agreement; (vii) a certified copy of the resolution of the Fund’s unitholder(s), if applicable, appointing the Adviser and Subadviser; (viii) a copy of all proxy statements and related materials relating to the Fund; and (ix) a certified copy of the resolution from the Fund electing the officers of the Fund; and (x) any other documents, materials or information that the Subadviser shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(c)           The Subadviser has delivered to the Adviser and the Fund a copy of its: (i) Form ADV as most recently filed with the SEC, (ii) code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code”) and (iii) compliance manual adopted and implemented pursuant to Rule 206(4)-7 under the Advisers Act (the “Compliance Manual”).  The Fund and the Adviser acknowledge receipt of the Subadviser’s Form ADV, Code, and Compliance Manual.

The Subadviser shall promptly furnish the Adviser and Fund with all amendments of or supplements to the foregoing.

SECTION 2.  DUTIES OF THE ADVISER

In order for the Subadviser to perform the services required by this Agreement, the Adviser shall (i) cause all service providers to the Fund to furnish information to the Subadviser and to assist the Subadviser as may be reasonably requested by the Subadviser; (ii) ensure that the Subadviser has reasonable access to all records and documents maintained by the Fund, the Adviser or any service provider to the Fund; (iii) deliver to the Subadviser all materials it provides to the Board in accordance with the Advisory Agreement; and (iv) provide oversight of the Subadviser.

SECTION 3.  DUTIES OF THE SUBADVISER

(a)           The Subadviser shall assume all investment duties and have full discretionary power and authority with respect to the investment of the Allocated Assets.  Without limiting the generality of the foregoing, the Subadviser shall, with respect to the Allocated Assets: (i) obtain and evaluate such information and advice relating to the economy, securities markets, and securities and other investments as it deems necessary or useful to discharge its duties hereunder; (ii) continuously invest the Allocated Assets in a manner reasonably consistent with the directions and policies set from time to time by the Board and any amendments thereto (“Board Policies”), the Organic Documents, the Prospectus, the Procedures (the Board Policies, the Organic Documents, the Prospectus, and the Procedures, collectively, the “Governing Documents”), any written guidelines or restrictions agreed to in writing between the Adviser and the Fund, and any amendments thereto, that are not inconsistent with the Governing Documents (“Adviser Guidelines”), and any other written guidelines or restrictions agreed to in writing by the Adviser and the Subadviser, any amendments thereto, that are not inconsistent with the Governing Documents and the Adviser Guidelines (“Subadviser Guidelines”), each as promptly provided to the Subadviser by the Adviser; (iii) determine the securities and other investments to be purchased, sold or otherwise disposed of and the timing of such purchases, sales and dispositions; (iv) consistent with the disclosure in the Prospectus, invest all or a portion of the Allocated Assets in unregistered and registered investment funds (“Investment Funds”); (v) to the extent applicable, vote all proxies for securities and exercise all other voting rights with respect to such securities in accordance with such proxy voting policies as approved by the Board; (vi) promptly issue settlement instructions to custodians designated by the Fund, where applicable; (vii) evaluate the credit worthiness of securities dealers, banks and other entities with which the Fund may engage in repurchase agreements and monitor the status of such agreements, where applicable; and (viii) take such further action, including, to the extent applicable, the placing of purchase and sale orders, selecting broker-dealers to execute such orders on behalf of the Fund, negotiating commission rates to be paid to broker-dealers, opening and maintaining trading accounts in the name of the Fund, and executing for the Fund, as its agent and attorney-in-fact, standard institutional customer agreements with broker-dealers, each as the Subadviser shall deem necessary or appropriate, in its sole discretion, to carry out its duties under this Agreement.

(b)           In effecting transactions on behalf of the Fund with respect to the Allocated Assets, the Subadviser’s primary consideration shall be to seek best execution, where applicable.  In selecting broker-dealers to execute transactions (where applicable), the Subadviser may take the following, among other things, into consideration: the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and the difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Allocated Assets on a continuing basis. The execution price of a transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the execution services offered.

Consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”) and applicable regulations and interpretations, the Subadviser may allocate brokerage on behalf of the Fund and in connection with the Allocated Assets, to a broker-dealer who provides research services.  Subject to compliance with Section 28(e) and where applicable, the Subadviser may cause the Fund, in connection with the Allocated Assets, to pay to a broker-dealer who provides research services a commission that exceeds the commission the Fund might have paid to a different broker-dealer for the same transaction if the Subadviser determines, in good faith, that such amount of commission is reasonable in relation to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Subadviser’s overall responsibilities to the Fund or its other advisory clients.

The Subadviser may aggregate sales and purchase orders of the Allocated Assets, where applicable, with similar orders being made simultaneously for other accounts advised by the Subadviser or its affiliates.  Whenever the Subadviser simultaneously places orders to purchase or sell the same asset on behalf of the Fund and one or more other accounts advised by the Subadviser, the Subadviser shall allocate the order as to price and amount among all such accounts in a manner believed to be equitable and consistent with its fiduciary obligations to the Fund and such other accounts.

(c)           The Subadviser shall report to the Board at each meeting thereof as reasonably requested by the Adviser or the Board all material changes in the Allocated Assets since the prior report, and shall also keep the Board informed of important developments affecting the Allocated Assets and the Subadviser, and on its own initiative, or as reasonably requested by the Adviser or the Board, shall furnish the Board from time to time with such information as the Subadviser may believe appropriate for this purpose, whether concerning the individual investments comprising the Allocated Assets, including but not limited to the Investment Funds, the performance of the Allocated Assets and the underlying Investment Funds, the investment strategies and holdings of the Investment Funds, or otherwise.  The Subadviser shall also furnish the Board with such statistical and analytical information with respect to investments of the Allocated Assets, including but not limited to the underlying Investment Funds, as the Subadviser may believe appropriate or as the Adviser or the Board reasonably may request.  In providing investment advisory services pursuant to this Agreement, the Subadviser shall comply with: (i) the Board Policies, the Organic Documents, the objective, investment policies, and investment restrictions as set forth in the Prospectus, the Adviser and Subadviser Guidelines, and the Procedures, each as promptly provided to the Subadviser by the Adviser; (ii) the 1940 Act; (iii) the Securities Act; (iv) the 1934 Act; (v) the Internal Revenue Code of 1986, as amended; (v) and other applicable laws.  In making purchases and sales of securities and other investment assets for the Fund, the Subadviser is prohibited from consulting with other subadvisers to the Fund or to any other registered investment company advised by the Adviser.

(d)           The Subadviser shall from time to time employ or associate with such persons as the Subadviser believes to be particularly fitted to assist in the execution of the Subadviser's duties hereunder, the cost of performance of such duties to be borne and paid by the Subadviser.  No obligation may be incurred on the Fund’s or Adviser’s behalf in any such respect.

(e)           The Subadviser shall report to the Board and the Adviser all matters related to the Subadviser that are material to the Subadviser’s performance of this Agreement.  The Subadviser shall notify the Adviser and the Fund, as soon as reasonably practicable, and where possible, in advance of any change of control of the Subadviser and any changes in the key personnel who are either the portfolio manager(s) of the Allocated Assets or senior management of the Subadviser.

(f)           The Subadviser shall maintain a Compliance Manual that includes policies and procedures relating to the services it provides to the Fund that are reasonable designed to prevent violations of the federal securities laws as defined in Rule 38a-1 under the 1940 Act (“Federal Securities Laws”) as they relate to the Fund, and shall employ personnel to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge its responsibilities.

(g)           The Subadviser shall provide the Fund’s chief compliance officer (the “Fund CCO”) and/or the Adviser’s chief compliance officer (the “Adviser CCO”), upon reasonable request, direct access to the Subadviser’s chief compliance officer and, upon reasonable request, shall provide the Fund CCO and the Adviser CCO, at its own expense, with information he/she reasonably believes is required to administer the Fund’s compliance program under Rule 38a-1 of the 1940 Act or the Adviser’s compliance program under Rule 204(4)-7, respectively, including, without limitation: (i) periodic reports/certifications regarding the Subadviser’s compliance with the Federal Securities Laws and the Subadviser’s compliance program as set forth in the Compliance Manual; (ii) special reports in the event of any Material Compliance Matter (as defined in Rule 38a-1 under the 1940 Act); and (iii) a completed quarterly information questionnaire regarding the Subadviser’s compliance program as set forth in the Compliance Manual.  Upon the reasonable written request of the Fund and the Adviser, the Subadviser shall also permit the Fund, the Adviser, or their representatives to examine the reports required to be made to the Subadviser under the Code.

(h)           The Subadviser shall maintain records relating to its portfolio transactions and placing and allocation of brokerage orders, where applicable, with respect to the Allocated Assets as are required to be maintained by the Fund under the 1940 Act.  The Subadviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Subadviser pursuant to this Agreement required to be prepared and maintained by the Subadviser or the Fund pursuant to applicable law.  To the extent required by applicable law, the books and records pertaining to the Allocated Assets, which are in possession of the Subadviser, shall be the property of the Fund (the “Fund Records”).  The Adviser and the Fund, or their respective representatives, shall have access to such books and records at all times during the Subadviser's normal business hours.  Upon the reasonable request of the Adviser or the Fund, copies of any such books and records shall be provided promptly by the Subadviser to the Adviser and the Fund, or their respective representatives.

(i)           The Subadviser shall cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.

(j)           The Subadviser shall provide the Fund and the Fund’s custodian and fund accountant, where applicable, on each business day with such information relating to all transactions concerning the Allocated Assets as the Fund, the Adviser, and the Fund’s custodian and fund accountant may reasonably require, including but not limited to information required to be provided under the Fund’s Portfolio Securities Valuation Procedures; provided however the Subadviser is only assisting the Fund in its pricing responsibilities and shall not be deemed the pricing agent for the Fund.

(k) Except as permitted by the Procedures, the Subadviser shall not disclose and shall treat confidentially all information relating specifically to the Fund’s investments including, without limitation, the identification and market value or other pricing information of any and all portfolio securities or other investments held by the Fund, and any and all trades effected for the Fund (including past, pending and proposed trades).  The foregoing shall not in any way restrict the Subadviser’s ability to disclose information relating to assets comprising the Allocated Assets to the extent that such assets are held in other accounts managed or advised by the Subadviser.

(l) The Subadviser shall have no duties or obligations pursuant to this Agreement (other than the continuation of its preexisting duties and obligations) during any period that the Adviser has not allocated any portion of the Fund’s assets to the Subadviser for management.

(m)           The Subadviser shall, consistent with the Procedures: (i) cooperate with and provide reasonable assistance to the Adviser, the Fund’s administrator, custodian, fund accountant, transfer agent, pricing agents, and all other agents and representatives of the Fund; (ii) provide such persons Fund data as they may reasonably deem necessary to the performance of their obligations to the Fund; and (iii) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

SECTION 4.  COMPENSATION

(a)           In consideration of the foregoing, the Adviser shall pay the Subadviser, with respect to the Allocated Assets, a fee at an annual rate as listed in Appendix A hereto.  Such fees shall be accrued by the Adviser monthly and shall be payable monthly in arrears no later than the fifteenth day of each calendar month for services performed hereunder during the prior calendar month.  If the Subadviser commences the provision of services to the Fund under this Agreement in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.

(b)           No fee shall be payable hereunder with respect to that portion of the Allocated Assets which are invested in investment companies for which the Subadviser serves as investment adviser or subadviser and for which the Subadviser already receives an advisory fee.

SECTION 5.  EXPENSES

(a) The Subadviser shall pay its own expenses in connection with rendering the services to be provided by it pursuant to this Agreement.  In addition, the Subadviser shall be responsible for the costs associated with: (i) any special Board meetings or shareholder meetings convened for the primary benefit of, and specifically requested by, the Subadviser (unless such cost is otherwise allocated by the Board); (ii) amendments to the Registration Statement (other than amendments implemented in connection with the annual Registration Statement update) or supplements to the Prospectus as specifically requested by the Subadviser (collectively, “Updates”) (unless such cost is otherwise allocated by the Board); and (iii) the dissemination of such Updates (unless such cost is otherwise allocated by the Board).

(b) The Fund shall be responsible for and assumes the obligation for payment of all of its expenses not specifically waived, assumed or agreed to be paid by the Adviser or the Subadviser including but not limited to those items set forth in Section 5(b) of the Advisory Agreement.

SECTION 6.  STANDARD OF CARE

(a) The Subadviser shall be responsible for the accuracy and completeness (and shall be liable for any material lack thereof) of any information with respect to the Subadviser, its personnel, or the strategies it employs to manage the Allocated Assets as provided in writing by the Subadviser to the Fund or the Adviser for inclusion in the Fund’s offering materials (including the Prospectus and advertising and sales materials) or proxy statements.

(b)           The Fund and the Adviser shall expect of the Subadviser, and the Subadviser shall give the Fund and the Adviser the benefit of, the Subadviser's best judgment and reasonable efforts in rendering its services hereunder.  In performing its duties under this Agreement, the Subadviser shall also act at all times in the best interests of the Fund.  The Subadviser shall not be liable hereunder to the Adviser, the Fund, or the Fund’s unitholders, for any mistake of judgment or mistake of law, for any loss arising out of any investment, or for any act or omission taken or in any event whatsoever in the absence of: (i) bad faith, willful misfeasance or gross negligence in the performance of the Subadviser’s duties or obligations under this Agreement or (ii) the Subadviser’s reckless disregard of its duties and obligations under this Agreement. The Subadviser acknowledges that federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the Adviser or the Fund may have under applicable federal or state securities laws.

(c)           The Subadviser shall not be liable for the errors of other service providers to the Fund, including the errors of pricing services, the administrator, the fund accountant, the custodian or transfer agent of the Fund.  The Subadviser shall not be liable to the Adviser, the Fund, or the Fund’s unitholders, for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund made to the Subadviser by a duly authorized officer of the Adviser or the Fund; (ii) the advice of counsel to the Fund; and (iii) any written instruction or certified copy of any resolution of the Board or any agent of the Board.

(d)           The Subadviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Subadviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

SECTION 7.  INDEMNIFICATION

(a) The Subadviser shall indemnify the Fund, the Adviser, and their respective officers, directors, employees, affiliates, and agents (each, a “Fund Indemnitee”) for, and shall defend and hold each Fund Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) (collectively, “Losses”) incurred by the Fund Indemnitee and arising from or in connection with the Subadviser’s bad faith, willful misfeasance, or gross negligence in the performance of its duties under this Agreement, the Subadviser’s reckless disregard of its duties or obligations under this Agreement, or the Subadviser’s breach of its fiduciary duty to the Fund under federal securities laws or state laws; provided, however, the Subadviser shall not be required to indemnify a Fund Indemnitee to the extent that Losses result from the Fund or the Adviser’s bad faith, willful misfeasance, or gross negligence in the performance of their respective duties under this Agreement, the Fund’s or the Adviser’s reckless disregard of their respective duties or obligations under this Agreement, or the Adviser’s breach of its fiduciary duty to the Fund under federal securities laws or state laws.

(b) The Fund shall indemnify the Subadviser, its officers, directors, partners, employees, affiliates, and agents (each, a “Subadvisory Indemnitee”) for, and shall defend and hold each Subadvisory Indemnitee harmless from all Losses incurred by the Subadvisory Indemnitee and arising from or in connection with the performance of its duties under this Agreement; provided, however, the Fund shall not be required to indemnify a Subadvisory Indemnity to the extent that Losses result from the Subadviser’s bad faith, willful misfeasance, or gross negligence in the performance of its duties under this Agreement, the Subadviser’s reckless disregard of its duties or obligations under this Agreement, or the Subadviser’s breach of its fiduciary duty to the Fund under federal securities laws and state law.

(c) The Adviser shall indemnify each Subadvisory Indemnitee for, and shall defend and hold each Subadvisory Indemnitee harmless from all Losses incurred by the Subadvisory Indemnitee and arising from or in connection the Adviser’s bad faith, willful misfeasance, or gross negligence in the performance of its duties under this Agreement, the Adviser’s reckless disregard of its duties or obligations under this Agreement, or the Adviser’s breach of fiduciary duty under federal securities laws or state laws; provided, however, the Adviser shall not be required to indemnify a Subadvisory Indemnitee to the extent that Losses result from the Subadviser’s bad faith, willful misfeasance, or gross negligence in the performance of its duties under this

Agreement, the Subadviser’s reckless disregard of its duties or obligations under this Agreement, or the Subadviser’s breach of its fiduciary duty to the Fund under federal securities laws and state law.

(d)           Upon the assertion of a claim for which a party may be required to indemnify a Fund Indemnitee or Subadvisory Indemnitee (each, an “Indemnitee”), the Indemnitee must promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim.  The indemnifying party shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee.  The Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; notwithstanding Sections 7(a), 7(b), and 7(c) hereof, in the event the Indemnitee has not secured such consent from the indemnifying party, the indemnifying party shall have no obligation to indemnify the Indemnitee.

SECTION 8.  EFFECTIVENESS, DURATION AND TERMINATION

(a) This Agreement shall become effective as of the date first written above after approval (i) by a vote of the majority of those Trustees of the Fund who are not parties to this Agreement or interested persons of such party cast in person at a meeting called for the purpose of voting on the Agreement, and (ii) if required by the 1940 Act or applicable staff interpretations thereof, by vote of a majority of the Fund's outstanding voting securities of the Fund.

(b)           This Agreement shall remain in effect for a period of two years from the date of its effectiveness and shall continue in effect for successive annual periods; provided that such continuance is specifically approved at least annually: (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by a majority of the Fund’s Trustees who are not interested persons (as defined in the 1940 Act) by votes cast in person at a meeting called for the purpose of voting on such approval; provided, however, that if the continuation of this Agreement is not approved as to the Fund, the Subadviser may continue to render to the Fund the services described herein in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

(c)           This Agreement may also be terminated at any time, without the payment of any penalty, (i) by the Board, by a vote of a majority of the outstanding voting securities of the Fund or by the Adviser on 60 days' written notice to the Subadviser or (ii) by the Subadviser on 60 days' written notice to the Adviser.  This Agreement shall terminate immediately upon its assignment or upon termination of the Advisory Agreement.

SECTION 9.  ACTIVITIES OF THE SUBADVISER

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Subadviser's right, or the right of any of the Subadviser's partners, directors, officers or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other entity.

SECTION 10.  REPRESENTATIONS OF SUBADVISER.

The Subadviser represents and warrants to the Fund and the Adviser that:

(a)           It is registered as an investment adviser under the Advisers Act (and shall continue to be so registered for so long as this Agreement remains in effect);

(b)           It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;

(c)           It has met, and shall seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met by the Subadviser in order to perform its services contemplated by this Agreement;

(d)           It shall promptly notify the Adviser and the Fund of the occurrence of any event that would disqualify the Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation;

(e)           It has adopted and implemented a Code that complies with the requirements of Rule 17j-1 under the 1940 Act; and

(f)           It has adopted and implemented a Compliance Manual that is reasonably designed to prevent violations of Federal Securities Laws by the Adviser, its employees, officers, and agents.

SECTION 11. LIMITATION OF UNITHOLDER AND TRUSTEE LIABILITY

The Trustees of the Fund and the unitholders of the Fund shall not be personally liable for any obligations of the Fund under this Agreement, and the Subadviser agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund to which the Subadviser's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Fund or the unitholders of the Fund.

SECTION 12.  AFFILIATIONS OF PARTIES

Subject to and in accordance with the Organic Documents, the Limited Liability Agreement of the Adviser, and the 1940 Act, the Trustees, officers, agents or shareholders of the Fund are or may be Adviser Representatives as directors, officers, shareholders, agents, or otherwise and Adviser Representatives are or may be interested persons of the Fund as Trustees, officers, agents, shareholders, or otherwise.  The Adviser and its affiliates may be interested persons of the Fund.  Such relationships shall be governed by the aforementioned governing instruments.

SECTION 13.  CONFIDENTIALITY

(a) “Confidential Information” includes Fund Records and all tangible and intangible information and materials being disclosed in connection with this Agreement by one of the parties (“Disclosing Party”) to another party (“Receiving Party”), in any form or medium (and without regard to whether the information is owned by a party to this Agreement (each, a “Party”) or by a third party), that satisfy at least one of the following criteria:

(i) information related to a Disclosing Party’s, its respective affiliates’ or its third party licensors’ or vendors’ trade secrets, customers, business plans, procedures, strategies, forecasts or forecast assumptions, operations, methods of doing business, records, finances, assets, technology, software, systems data or other proprietary or confidential business or technical information;

(ii) information designated as confidential in writing by the Disclosing Party or information that the Receiving Party should reasonably know to be information that is of a confidential or proprietary nature; or

(iii) any information derived from, or developed by reference to or use of, any information described in the preceding clauses (i) and (ii);

provided, however, that, notwithstanding the foregoing, the following shall not be considered Confidential Information: (iv) information that is disclosed to the Receiving Party without any obligation of confidentiality by a third person who has a right to make such disclosure; (v) information that is or becomes publicly known without violation of this Agreement by the Receiving Party; or (vi) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

(b) Except as expressly provided otherwise herein, each Party shall, during the term of this Agreement: (i) use a level of care no less rigorous than that taken to protect its own Confidential Information of a similar nature (but in no event less than a reasonable level of care) to keep confidential, and to prevent any unauthorized disclosure of, any Confidential Information of the other Party, (ii) use such Confidential Information only in connection with this Agreement, (iii) not make any commercial use of such Confidential Information for the benefit of itself or any third party beyond the scope of this Agreement, and (iv) except where required by law, order, or demand of any governmental or regulatory authority, or as required or permitted by this Agreement, not make any such Confidential Information, or parts thereof, available to any third party except another Party to this Agreement.  If any Party receives a request or demand from a third party to inspect any documents or other hard or electronic materials containing Confidential Information, the Party receiving such a request or demand shall endeavor to notify the applicable Party and to secure instructions to produce the requested Confidential Information from that Party or an authorized person of that Party.

(c) Each Party shall only reproduce another Party’s Confidential Information to a third party (other than another Party) to the extent necessary to permit it to meet its obligations under this Agreement, and shall notify the other party promptly if the other Party’s Confidential Information is disclosed in violation of the provisions of this Agreement or is otherwise lost or unaccounted for.  Each party shall have the right to disclose another Party’s Confidential Information to its employees, officers, directors, advisers, attorneys, consultants, vendors, affiliates, and third party service providers ("Representatives") who have an obligation to keep such Confidential Information confidential in accordance with the terms of this Agreement or substantially similar terms.  Each Party shall be liable for a breach of confidentiality by its Representatives.

(d) The Fund and the Adviser each consents to the disclosure by the Subadviser to third parties of its respective investment results from management of Fund assets: (i) as part of composite investment results; or (ii) otherwise, if approved in advanced by the Fund, which such approval shall not be unreasonably withheld.  Each Party consents to the disclosure to third parties of its relationship with the other Parties, including the value of Fund assets, collectively, allocated to the Adviser and Subadviser for management by the Adviser from time to time.

SECTION 14.  CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES

The Subadviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (“SOX”), and the implementing regulations thereunder, the Fund is required to make certain certifications and has adopted disclosure controls and procedures (“DCP”).  To the extent reasonably requested by the Fund, the Subadviser agrees to use its commercially reasonable efforts to assist the Fund in complying with SOX and implementing the DCP.  To the extent reasonably requested by the Fund, the Subadviser agrees to inform the Fund and the Adviser of any material developments relating to the services it provided under this Agreement that the Subadviser reasonably believes is relevant to the Fund’s certification obligations under SOX.

SECTION 15.  MISCELLANEOUS

(a)           No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each Party hereto, approved by a majority of the Fund’s Trustees who are not interested persons (as defined in the 1940 Act) and, if required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

(b)           No party to this Agreement shall be liable to another Party for consequential damages under any provision of this Agreement.

(c)           This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware; provided, however, that applicable federal law shall apply if such law preempts relevant state law.

(d)           This Agreement constitutes the entire agreement between the Parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(e)           This Agreement may be executed by the Parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f)           If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(g)           Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h)           Notices, requests, instructions and communications received by the Parties at their respective principal places of business, as indicated above, or at such other address as a Party may have designated in writing, shall be deemed to have been properly given.

(i)           The terms "vote of a majority of the outstanding voting securities", "interested person", "affiliated person," “control” and "assignment" shall have the meanings ascribed thereto in the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(j)           Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the Party indicated and that their signature shall bind the Party indicated to the terms hereof and each Party hereto warrants and represents that this Agreement, when executed and delivered, shall constitute a legal, valid and binding obligation of the Party, enforceable against the Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(k)           The Subadviser may from time to time make available without charge to the Adviser or the Fund any marks or symbols owned by the Subadviser (the “Mark”), including marks or symbols containing the Mark or any variation thereof, to use in the Fund’s Registration

Statement and/or Fund sales literature.  Any use of the Marks shall be subject to the direction and control of the Subadviser.

(l)           The Subadviser shall not use the name of the Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Fund prior thereto in writing; provided however, that the approval of the Fund shall not be required for the use of the Fund’s name which merely refers in accurate and factual terms to the Fund in connection with Subadviser’s role hereunder or which is required by any appropriate regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld or delayed.

(m)           The provisions of Sections 3(g)-(i), 3(k), 3(m), 6, 7, 11, 13, 14, and 15(b)-(d), (f), (j), and (m) shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

FSI LOW BETA ABSOLUTE RETURN FUND

/s/Michael J. McKeen
Name: Michael J. McKeen Title: Treasurer and PFO

FINANCIAL SOLUTIONS, INC.

/s/Gary W. Gould
Name: Gary W. Gould Title: Managing Principal

MERITAGE CAPITAL, LLC

/s/Alex C. Smith
Name: Alex C. Smith
Title: Chief Executive Officer

SUBADVISORY AGREEMENT
BETWEEN
FINANCIAL SOLUTIONS, INC
AND
MERITAGE CAPITAL, LLC

Appendix A

Fund	Fee as a % of the Annual Average Monthly Net Assets of the Fund Attributable to the Allocated Assets
FSI Low Beta Absolute Return Fund	0.75%

B-1